Prime Acquisition Corp. Announces Shareholder Approval of Extension and
Announces Extension of Tender Offer

Shijiazhuang, China – March 27, 2013 – Prime Acquisition Corp. (“Prime” or the “Company”) (NASDAQ: Common Stock: “PACQ”, Units: “PACQU”, Warrants: “PACQW”), a special purpose acquisition company, today announced that, at a March 27, 2013, special meeting of shareholders, the Company’s shareholders voted to approve an extension of the Company’s existence for an additional six months past the current March 30, 2013, termination date set forth in its amended and restated memorandum and articles of association and trust agreement. The implementation of the extension is subject to holders of fewer than 83% of the Company’s shares tendering their shares in the Company’s previously announced tender offer. In order to comply with certain regulatory requirements the Company is extending the tender offer until 5:00 p.m. Eastern time on March 28, 2013. Except as set forth herein, the complete terms and conditions of the tender offer remain the same as set forth in the Offer to Purchase dated February 25, 2013, and the related Letter of Transmittal.

As of 5:00 pm Eastern time on March 27, 2013, the original expiration date for the tender offer, approximately 3 million ordinary shares had been validly tendered.

Advantage Proxy is acting as the information agent, and the depositary is American Stock Transfer & Trust Company. For questions and information, call the information agent toll free at (877) 870-8565.

About Prime Acquisition Corp.

Prime Acquisition Corp., a Cayman Islands corporation, is a special purpose acquisition company formed for the purpose of acquiring an operating business. Prime consummated its initial public offering on March 30, 2011, and generated aggregate gross proceeds of $36 million. Each unit issued in the IPO consists of one ordinary share, par value $0.001 per share, and one redeemable warrant. Each redeemable warrant entitles the holder to purchase one ordinary share at a price of $7.50. On May 25, 2011, the ordinary shares and warrants underlying the units sold in the IPO began to trade separately on a voluntary basis.

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March 27, 2013

No Offer to Purchase

On February 26, 2013, Prime filed proxy solicitation materials in connection with seeking shareholder approval of an extension of the time Prime has to complete a business combination beyond March 30, 2013. In connection with such extension, Prime is conducting a tender offer for its ordinary shares in order allow shareholders the opportunity to redeem their shares if and when the extension is approved. Each description contained herein is not an offer to buy or the solicitation of an offer to sell securities. The solicitation and the offer to buy Prime ordinary shares are being made pursuant to a tender offer statement on Schedule TO and other offer documents that Prime has filed with the Securities and Exchange Commission (the “SEC”). The extension tender offer documents (including an offer to purchase, a related letter of transmittal and other offer documents) contain important information that should be read carefully and considered before any decision is made with respect to the extension tender offer. These materials are being sent free of charge to all security holders of Prime. In addition, all of these materials (and all other materials filed by Prime with the SEC) are available at no charge from the SEC through its website at www.sec.gov. Security holders of Prime are urged to read the proxy solicitation materials, extension tender offer documents and the other relevant materials before making any investment decision with respect to the extension and the extension tender offer because they contain important information about the extension and the extension tender offer.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Prime Acquisition Corp., bhn S.r.l., and their combined business after completion of the proposed transaction. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Prime’s and bhn’s managements, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to meaningfully differ from those set forth in the forward-looking statements:

  Continued compliance with government regulations;
  Changing legislation or regulatory environments;
  Requirements or changes affecting the businesses in which bhn is engaged;
  Industry trends, including factors affecting supply and demand;
  Labor and personnel relations;
  Credit risks affecting the combined business’ revenue and profitability;
  Changes in the real estate industry;
  Bhn’s ability to effectively manage its growth, including implementing effective controls and procedures and attracting and retaining key management and personnel;
  Changing interpretations of generally accepted accounting principles;
  General economic conditions; and
  Other relevant risks detailed in Prime’s filings with the Securities and Exchange Commission.

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March 27, 2013

The information set forth herein should be read in light of such risks. Neither Prime nor bhn assumes any obligation to update the information contained in this press release.

Contact Information:

At the Company

Prime Acquisition Corp.

Diana Liu

CEO

dianaliu@primeacq.com

Investor Relations

The Equity Group Inc.
Carolyne Yu	Adam Prior
Senior Associate	Senior Vice President
(212) 836-9610	(212) 836-9606
cyu@equityny.com	aprior@equityny.com